Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 25, 2015

Relating to Preliminary Prospectus Supplement dated February 25, 2015

Registration No. 333-183013

MAGELLAN MIDSTREAM PARTNERS, L.P.

$250,000,000 3.20% Senior Notes due 2025

$250,000,000 4.20% Senior Notes due 2045

Issuer:	Magellan Midstream Partners, L.P.

Note type:	Senior Unsecured Notes

Pricing date:	February 25, 2015

Settlement date: (T+5)	March 4, 2015

Title of Securities:	3.20% Senior Notes due 2025	4.20% Senior Notes due 2045

Maturity Date:	March 15, 2025	March 15, 2045

Principal amount:	$250,000,000	$250,000,000

Benchmark:	U.S. Treasury 2.00% due February 15, 2025	U.S. Treasury 3.00% due November 15, 2044

Benchmark yield:	1.965%	2.552%

Re-offer spread:	+125 bps	+165 bps

Re-offer yield to maturity:	3.215%	4.202%

Coupon:	3.20%	4.20%

Public offering price:	99.871%	99.965%

Optional redemption:	Prior to December 15, 2024, at a price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on December 15, 2024, but for the redemption, (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points; plus, in either case, accrued and unpaid interest, if any, to the date of redemption. On or after December 15, 2024, we will pay an amount equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on the notes redeemed to the redemption date.	Prior to September 15, 2044, at a price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on September 15, 2044, but for the redemption, (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points; plus, in either case, accrued and unpaid interest, if any, to the date of redemption. On or after September 15, 2044, we will pay an amount equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on the notes redeemed to the redemption date.

Interest payment dates:	March 15 and September 15, beginning September 15, 2015.	March 15 and September 15, beginning September 15, 2015.

CUSIP / ISIN:	559080 AH9 / US559080AH90	559080 AJ5 / US559080AJ56

Joint Book-Running Managers (for each series of notes):	J.P. Morgan Securities LLC Citigroup Global Markets Inc. RBC Capital Markets, LLC SunTrust Robinson Humphrey, Inc.

Co-Managers (for each series of notes):

Barclays Capital Inc.

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

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The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Citigroup Global Markets Inc. toll-free at (800) 831-9146, RBC Capital Markets, LLC toll-free at (866) 375-6829 or SunTrust Robinson Humphrey, Inc. toll-free at (800) 685-4786.